May 22, 2007

Board of Directors
DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

Gentlemen:

I have acted, at your request, as special counsel to DigitalFX International, Inc. (“DigitalFX”), a Florida corporation, for single purpose of rendering an opinion as to the legality of 2,156,283 shares of DigitalFX’s common stock, par value $0.001 per share, (collectively, the “Shares”) included in a registration statement to be filed by DigitalFX with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-8 (the “Registration Statement”), as amended, 1,467,641 of the Shares being issuable to participants in the DigitalFX International, Inc. 2006 Stock Incentive Plan and 688,642 of the shares are issuable upon the exercise of options granted to certain employees of VMdirect, L.L.C. (“VMdirect”) pursuant to Individual Stock Option Agreements assumed by the Registrant in connection with an Exchange Agreement entered into by the DigitalFX, in each case as described in the Registration Statement.

For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Florida, published decisions of Florida courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of DigitalFX and all amendments thereto, the Bylaws of DigitalFX, selected proceedings of the board of directors and of the stockholders of DigitalFX approving the amendments to the Articles of Incorporation, authorizing the 2006 Stock Incentive Plan and authorizing the Exchange Agreement dated May 23, 2006 between the predecessor of Digital FX and VMDirect and the form of Assignment and Assumption Agreement intended to effectuate Section 1.6 of the said Exchange Agreement with respect to options and warrants identified therein. I have assumed the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and upon issuance against full payment of the exercise price therefor in accordance with the terms provided in the 2006 Stock Incentive Plan and the Individual Stock Option Agreements, respectively, will be validly issued, fully paid and nonassessable, in both cases in accordance with the requirements set forth in the Florida Business Corporation Act.

I have not examined the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-8, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Florida corporate law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference thereto in any prospectus constituting a part thereof.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris
Attorney at Law
Tampa, Florida
www.rule144solution.com